Exhibit 10.18

Execution Version

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of December 18, 2025, by and among Clear Street Group Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder.”

RECITALS

WHEREAS, certain of the Investors and Key Holders (together the “Existing Parties”) possess registration rights, information rights, rights of first offer and other rights pursuant to that certain Investors’ Rights Agreement dated as of April 13, 2022 by and among the Company and such Existing Parties (as amended prior to the date hereof, the “Prior Agreement”);

WHEREAS, the Existing Parties are holders of at least a majority of the Registrable Securities of the Company (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement;

WHEREAS, the Company and certain Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”); under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors and the Existing Parties holding at least a majority of the Registrable Securities, and the Company; and

WHEREAS, the Existing Parties hereby agree that the Prior Agreement shall be amended and restated, as set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, trustee of a trust settled by such Person, the settler and beneficiaries of a trust, or any private equity fund, venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

1.2 “Baillie Gifford” means The Schiehallion Fund Limited, Baillie Gifford Private Companies Fund II L.P., Baillie Gifford Private Companies Fund III Aggregator SCSp, Baillie Gifford Co-Invest (No.3) Fund LP and Baillie Gifford Co-Invest (No.4) Fund LP and each of their respective Affiliates.

1.3 “Board of Directors” means the board of directors of the Company.

1.4 “Class A Common Stock” means shares of the Company’s Class A Common Stock, par value $0.00001 per share.

1.5 “Class B Common Stock” means shares of the Company’s Class B Common Stock, par value $0.00001 per share.

1.6 “Common Stock” means shares of the Class A Common Stock and Class B Common Stock.

1.7 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the securities brokerage, clearing or trading business or any technology business facilitating the foregoing (a “General Competitor”), but shall not include any Person that, together with its Affiliates, holds less than twenty percent (20%) of the outstanding equity of any General Competitor and does not, nor do any of its Affiliates, have a right to designate any members of, and does not have any of its directors, officers or other representatives appointed by such Person serving on, the board of directors of any General Competitor.

1.8 “CSGC” means Clear Street Global Corp., a United States Virgin Islands company.

1.9 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.10 “Deemed Liquidation Event” shall have the meaning ascribed to it in the Restated Certificate (as defined herein), as in effect on the date of this Agreement and regardless of the date on which such event occurs.

1.11 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.12 “Exempted Securities” shall have the meaning ascribed to it in the Company’s Restated Certificate.

1.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.14 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered; (v) a registration of the Series A Perpetual Preferred or (vi) a registration in connection with an IPO (as defined herein).

1.15 “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.16 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.17 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.18 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.19 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.20 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

1.21 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.22 “Initiating Key Holders” means, collectively, Key Holders who properly initiate a registration request under this Agreement.

1.23 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.24 “Key Employee” means the chief executive officer, chief technology officer, chief operating officer, each individual serving in a substantially similar role to the foregoing, and each of their respective successors.

1.25 “Key Holder Registrable Securities” means (i) the shares of Class A Common Stock issued or issuable upon conversion of shares of Class B Common Stock pursuant to the terms of the Restated Certificate, (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Key Holder after the date hereof, and (iii) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

1.26 “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 5,000,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.27 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever (including, without limitation, convertible debt securities) that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.28 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.29 “Preferred Director” means any director of the Company that the holders of record of Series B Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Restated Certificate.

1.30 “Preferred Stock” means, collectively, shares of the Company’s Series B Preferred Stock and Series C Preferred Stock.

1.31 “Prysm” means (i) except as provided in clause (ii), all holders of Registrable Securities that are Affiliates of Prysm Capital, LLC, a Delaware limited liability company, and (ii) in Sections 3, 5.9 and 6.6, Prysm Capital, LLC.

1.32 “Registrable Securities” means (i) the Class A Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Class A Common Stock, or any Class A Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by the Investors after the date hereof; (iii) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Sections 2.10 and 6.6; and (iv) any Class A Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases (other than the restrictions on transfer and legend requirements in Section 2.11), however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.12. Holders of Registrable Securities will not be required to convert their Preferred Stock into Class A Common Stock in order to exercise the registration rights granted hereunder until immediately prior to the closing of the offering to which the registration relates.

1.33 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable, exchangeable, and/or convertible securities that are Registrable Securities.

1.34 “Restated Certificate” means the Company’s Seventh Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time in accordance with its terms.

1.35 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.11(b) hereof.

1.36 “Sanctioned Party” means any Person: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (each, a “Restricted Country”); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii)(A) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List (each, a “Designated Party”); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such Person are prohibited pursuant to applicable Sanctions.

1.37 “Sanctions” means applicable laws and regulations pertaining to trade and economic sanctions administered by the United States of America, European Union, or United Kingdom.

1.38 “SEC” means the Securities and Exchange Commission.

1.39 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.40 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.41 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.42 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.43 “Series A Perpetual Preferred” means shares of the Company’s Series A Perpetual Cumulative Preferred Stock, par value $0.00001 per share.

1.44 “Series B Board Elimination Date” shall have the meaning ascribed to it in the Restated Certificate.

1.45 “Series B Preferred Stock” means shares of the Company’s Series B-1 Preferred Stock, par value $0.00001 per share and shares of the Company’s Series B-2 Preferred Stock, par value $0.00001 per share.

1.46 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.00001 per share.

1.47 “Voting Agreement” means the Amended and Restated Voting Agreement dated on or about the date hereof among the Company and the Investors and Key Holders identified therein, as the same may be amended from time to time in accordance with its terms.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If, at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO when Prysm holds at least 8,982,036 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), the Company receives a request from Holders of not less than fifty percent (50%) of the Registrable Securities (excluding the Key Holder Registrable Securities) then outstanding that the Company file a registration statement on Form S-1 (including, if requested by such holders, a Shelf Registration) with respect to at least twenty percent (20%) of the Registrable Securities (excluding the Key Holder Registrable Securities) then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $20,000,000), then the Company shall: (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders and (y) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a registration statement on Form S-1 under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and, any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(e), 2.1(f), and 2.3. Notwithstanding the foregoing provisions of this paragraph but subject to the provisions below, Holders of Registrable Securities (excluding Key Holder Registrable Securities) may only make one (1) request for the filing of a registration statement on Form S-1 that is ultimately “effected.”

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders (other than Key Holders) of at least thirty percent (30%) of the Registrable Securities (excluding the Key Holder Registrable Securities) then outstanding that the Company file a Form S-3 registration statement (including a Shelf Registration) with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least twenty-five million dollars ($25,000,000), then the Company shall (x) within ten (10) days after the date such request is given, give a Demand Notice to all Holders (other than the Initiating Holders) and to all Perpetual Preferred Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders (or Perpetual Preferred Holders), as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(e), 2.1(f) and 2.3. Notwithstanding the foregoing provisions of this paragraph but subject to the provisions below, Holders of Registrable Securities may only make one (1) request in any twelve month period for the filing of a registration statement on Form S-3 that is ultimately “effected.”

(c) Key Holders Form S-1 or Form S-3 Demand. If, at any time after one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Key Holders of not less than twenty percent (20%) of the Key Holder Registrable Securities then outstanding that the Company file a registration statement on Form S-1 or, if it is then available, Form S-3 with respect to at least twenty percent (20%) of the Key Holder Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $50,000,000), then the Company shall: (x) within ten (10) days after the date such request is given, give notice thereof (the “Key Holder Demand Notice”) to all other Holders and (y) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Key Holders, file a registration statement on Form S-1 or Form S-3 under the Securities Act covering all Key Holder Registrable Securities that the Initiating Key Holders requested to be registered, any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Key Holder Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(e), 2.1(f) and 2.3. Notwithstanding the foregoing provisions of this paragraph but subject to the provisions below, Key Holders may only make one (1) request for the filing of a registration statement on Form S-1 and may only make one (1) request in any twelve month period for the filing of a registration statement on Form S-3, in each case, that is ultimately “effected.”

(d) Shelf Registrations.

(i) If the Holders initially requesting registration pursuant to this Section 2.1 request that such registration be filed pursuant to Rule 415 (a “Shelf Registration”), and if the Company is qualified to do so, then the Company shall use its commercially reasonable efforts to cause the Shelf Registration to be declared effective under the Securities Act as soon as reasonably practicable after the filing thereof; provided that if the Company is a well-known seasoned issuer, as defined under Rule 405 (a “WKSI”) at the time of such request, the Holders initially requesting registration pursuant to this Section 2.1(d) may request that such Shelf Registration be an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “Automatic Shelf Registration Statement”). For so long as a registration statement for a Shelf Registration (a “Shelf Registration Statement”) is and remains effective, the Holders (excluding Key Holders) of twenty percent (20%) or more of the Registrable Securities (excluding the Key Holder Registrable Securities) then outstanding or the Key Holders of twenty percent (20%) or more of the Key Holder Registrable Securities then outstanding, as applicable, will have the right at any time or from time to time to elect to sell pursuant to an underwritten offering Registrable Securities available for sale pursuant to such registration statement (“Shelf Registrable Securities”). The Holders of twenty percent (20%) or more of the Registrable Securities (excluding the Key Holder Registrable Securities) then outstanding or the Key Holders of twenty percent (20%) or more of the Key Holder Registrable Securities then outstanding, as applicable, may make such election by delivering to the Company written notice (an “Underwritten Shelf Offering Notice”) specifying the number of Shelf Registrable Securities that such holders desire to sell pursuant to such offering (the “Underwritten Shelf Offering”). The Company shall (x) within two (2) business days after the date such request is given, give a Demand Notice to all other Holders that have been identified as selling stockholders in such Shelf Registration Statement and are otherwise permitted to sell in such Underwritten Shelf Offering; and (y) as soon as practicable (and in any event within twenty (20) days after the receipt of an Underwritten Shelf Offering Notice) facilitate such Underwritten Shelf Offering covering all Shelf Registrable Securities with respect to which the Company has received written requests for inclusion (which request will specify the maximum number of Shelf Registrable Securities intended to be disposed of by such holder) within seven days after the receipt of the Underwritten Shelf Offering Notice. Notwithstanding the foregoing provisions of this paragraph but subject to the provisions below, Holders (excluding Key Holders) of Registrable Securities and Key Holders of Key Holder Registrable Securities may only make one (1) request each in any twelve month period for an Underwritten Shelf Offering that is ultimately “effected.”

(ii) If the Holders (excluding Key Holders) of twenty percent (20%) or more of the Registrable Securities (excluding the Key Holder Registrable Securities) then outstanding or the Key Holders of twenty percent (20%) or more of the Key Holder Registrable Securities then outstanding wish to engage in an underwritten block trade off of a Shelf Registration Statement (either through filing an Automatic Shelf Registration Statement or through a take-down from an already existing Shelf Registration Statement), then notwithstanding the time periods set forth in Section 2.1(d)(i) such Holders (excluding Key Holders) of twenty percent (20%) or more of the Registrable Securities (excluding the Key Holder Registrable Securities) then outstanding or Key Holders of twenty percent (20%) or more of the Key Holder Registrable Securities then outstanding will notify the Company of the block trade Underwritten Shelf Offering not less than two (2) business days prior to the day such offering is to commence. If requested by the Holders (excluding the Key Holders) of twenty percent (20%) or more of the Registrable Securities (excluding the Key Holder Registrable Securities) or Key Holders of twenty percent (20%) or more of the Key Holder Registrable Securities then outstanding, the Company will promptly notify other Holders of such block trade Underwritten Shelf Offering and such other Holders may elect whether or not to participate no later than the next business day (i.e. one (1) business day prior to the day such offering is to commence) (unless a longer period is approved by the holders of a majority of the Preferred Stock or the holders of a majority of the Key Holder Registrable Securities, as applicable), and the Company will as expeditiously as possible use its commercially reasonable efforts to facilitate such offering (which may close as early as two (2) business days after the date it commences).

(iii) The Company will, at the request of the Holders (excluding the Key Holders) of twenty percent (20%) or more of the Registrable Securities (excluding the Key Holder Registrable Securities) then outstanding or Key Holders of twenty percent (20%) or more of the Key Holder Registrable Securities then outstanding, as applicable, file any prospectus supplement or any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by such Holders (excluding Key Holders) of twenty percent (20%) or more of the Registrable Securities (excluding the Key Holder Registrable Securities) then outstanding or Key Holders of twenty percent (20%) or more of the Key Holder Registrable Securities then outstanding, as applicable, to effect such Underwritten Shelf Offering.

(iv) If (x) while Prysm holds at least 8,982,036 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), the Company files any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders of Registrable Securities, and Prysm does not request that Registrable Securities held by Prysm or its Affiliates be included in such Shelf Registration Statement, or (y) while Baillie Gifford holds at least 811,284 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), the Company files any Automatic Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders of Registrable Securities, and Baillie Gifford does not request that Registrable Securities held by Baillie Gifford be included in such Shelf Registration Statement, the Company agrees that, at the request of Prysm or Baillie Gifford, as the case may be, it will include in such Automatic Shelf Registration Statement such disclosures as may be required by Rule 430B in order to ensure that the Registrable Securities held by Holders designated by Prysm or Baillie Gifford, as the case may be, may be added to such Shelf Registration Statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

(e) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly or suspend the use of a prospectus that is part of a Shelf Registration Statement (and therefore suspend sales of the Shelf Registrable Securities), for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(f) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1, during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) or any registration on Form S-1 pursuant to Section 2.1(c) if the Initiating Holders or Initiating Key Holders, respectively, propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b) or Section 2.1(c), respectively. A registration shall not be counted as “effected” for purposes of this Section 2.1(f) until such time as the applicable registration statement has been declared effective by the SEC or until the “pricing” of any offering relating to a Underwritten Shelf Offering Notice, unless the Initiating Holders or Initiating Key Holders, as applicable, (i) have withdrawn their request for such registration or Underwritten Shelf Offering and (ii) have not either (x) paid all registration expenses therefor or (y) forfeited their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement or Underwritten Shelf Offering shall be counted as “effected” for purposes of this Section 2.1(f); provided that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(e) or 2.1(f), then the Initiating Holders or Initiating Key Holders, as applicable, may withdraw their request for registration or Underwritten Shelf Offering and such registration or Underwritten Shelf Offering will not be counted as “effected” for purposes of this Section 2.1(f).

2.2 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration or a registration relating to a demand pursuant to Section 2.1), the Company shall, at such time, promptly give each Holder and each Perpetual Preferred Holder notice of such registration. Upon the request of each Holder and each Perpetual Preferred Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder and all of the shares of Series A Perpetual Preferred that each such Perpetual Preferred Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders or Initiating Key Holders, as applicable, intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice or Key Holder

Demand Notice, as applicable. The underwriter(s) will be selected by the Board of Directors. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (nor any of its assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering actually received by such Holder. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities and shares of Series A Perpetual Preferred that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, and any holders of shares of Series A Perpetual Preferred entitled to be included in such underwriting pursuant to a Registration Rights Agreement, dated as of October 20, 2021 (the “Perpetual Preferred RRA”), among the Company and the holders of Series A Perpetual Preferred identified therein (“Perpetual Preferred Holders”) who requested to be included in such underwriting, in proportion (as nearly as practicable) to the number of Registrable Securities and shares of Series A Perpetual Preferred owned by each selling Holder and selling Perpetual Preferred Holder or in such other proportion as is mutually agreed to by all such selling Holders and is not prohibited under the Perpetual Preferred RRA; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities (other than shares of Series A Perpetual Preferred to the extent such reduction is prohibited under the Perpetual Preferred RRA) are first entirely excluded from the underwriting.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities and shares of Series A Perpetual Preferred, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities and shares of Series A Perpetual Preferred, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters reasonably determine based on market factors that less than all of the Registrable Securities to be registered, together with any shares of Series A Perpetual Preferred requested to be registered pursuant to the Perpetual Preferred RRA, can be included in such offering, then the Registrable Securities and shares of Series A Perpetual Preferred that are included in such offering shall be allocated among the selling Holders and selling Perpetual

Preferred Holders in proportion (as nearly as practicable) to the number of Registrable Securities and shares of Series A Perpetual Preferred owned by each selling Holder and Perpetual Preferred Holder or in such other proportion as is mutually agreed to by all such selling Holders and is not prohibited under the Perpetual Preferred RRA. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company and shares of Series A Perpetual Preferred to the extent such reduction is prohibited under the Perpetual Preferred RRA) are first entirely excluded from the offering, or (ii) the combined total of the number of Registrable Securities and shares of Series A Perpetual Preferred (if and to the extent that Perpetual Preferred Holders are entitled under the Perpetual Preferred RRA to include such shares of Series A Perpetual Preferred in the offering) included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the number of securities included may be reduced to zero. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

(k) if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its commercially reasonable efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(l) if the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(m) if the Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its commercially reasonable efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act has become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; the reasonable fees and disbursements, not to exceed seventy-five thousand dollars ($75,000) per registration, of one counsel for the selling Holders (excluding the Key Holder requesting inclusion in such registration) selected by Holders of a majority of the Registrable Securities (excluding the Key Holder Registrable Securities) to be registered (“Selling Holder Counsel”); and the reasonable fees and disbursements, not to exceed seventy-five thousand dollars ($75,000) per registration, of one counsel for the selling Key Holders selected by Key Holders of a majority of the Key Holder Registrable Securities to be registered (“Selling Key Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities to be registered agree to forfeit their right to registration pursuant to Section 2.1(a) (or if they have no additional rights under Section 2.1(a), one registration under Section 2.1(b)); provided further that if, at the time of such withdrawal, the selling Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to registration as provided above pursuant to Section 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 (other than fees and disbursements of counsel to any Holder, which shall be borne solely by the Holder engaging such counsel, other than the Selling Holder Counsel and the Selling Key Holder Counsel, which shall be borne as provided above) shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration except to the extent such information has been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under this Section 2.8(b) and Section 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, except in the case of willful misconduct or fraud by such

Holder, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that any matter expressly provided for or addressed by the foregoing provisions that is not expressly provided for or addressed by the underwriting agreement shall be controlled by the foregoing provisions.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provision(s) of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement while any Registrable Securities remain outstanding, the Company shall not, nor shall it permit any of its subsidiaries to, without the prior written consent of the Holders (excluding the Key Holders) of fifty percent (50%) of the Registrable Securities (excluding the Key Holder Registrable Securities) then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company or its subsidiaries that would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the maximum number of the Registrable Securities of the Holders that could otherwise be included pursuant to such a registration statement as contemplated herein; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Section 6.9 solely to the extent provided for in this Agreement.

2.11 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and all other applicable U.S. laws and regulations. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Agreement.

(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.11(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN INVESTORS’ RIGHTS AGREEMENT BETWEEN THE COMPANY, THE STOCKHOLDER AND THE OTHER PARTIES THERETO, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.11.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2.11. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a notice, legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.11. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.11(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.12 Termination and Suspension of Registration Rights.

(a) The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or 2.2 shall terminate, as to such Holder, upon the earliest to occur of:

(i) the closing of a Deemed Liquidation Event in which the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities, or if the Investors receive registration rights from the acquiring company or other successor to the Company reasonably comparable to those set forth in this Section 2; or

(ii) such time after consummation of the IPO as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares (x) during a three (3)-month period without registration and such Holder (together with its “affiliates” determined under SEC Rule 144) holds less than one percent (1%) of the outstanding capital stock of the Company; or (y) without the requirement for the Company to be in compliance with the current public information required under subsection (c)(1) of SEC Rule 144; or

(iii) the fourth anniversary of the IPO (or such later date that is one hundred eighty (180) days following the expiration of all deferrals of the Company’s obligations pursuant to Section 2 that remain in effect as of the third anniversary of the consummation of the IPO); provided, that the rights of a Key Holder pursuant to Section 2.1(c), 2.1(d), or 2.2 shall not terminate until the later of such date described above in this Section 2.12(a)(iii) and the date that such Key Holder holds less than 25% of the Key Holder Registrable Securities held by such Key Holder as of the date hereof.

(b) The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or 2.2 shall be suspended during any time as such Holder is a Sanctioned Party.

3. Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, with respect to the Company and its subsidiaries (if any), provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor:

(a) As soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a consolidated balance sheet as of the end of such year, (ii) consolidated statements of income and of cash flows for such year, and (iii) a consolidated statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company; and

(b) as soon as practicable, but in any event within ninety (90) days after the end of each quarter of each fiscal year of the Company, unaudited consolidated statements of income and cash flows for such fiscal quarter, and an unaudited consolidated balance sheet and a consolidated statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP).

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes, based on the advice of outside counsel, it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit, and shall cause each of its subsidiaries to permit, each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor), at such Major Investor’s expense, to visit and inspect the Company’s and its subsidiaries’ properties; examine its books of account and records; and discuss the Company’s and its subsidiaries’ affairs, finances, and accounts with its officers and other members of the Company’s and its subsidiaries’ management teams, during normal business hours of the Company or such subsidiary (as applicable) as may be reasonably requested by the Major Investor; provided, however, that none of the Company or any such subsidiary shall be obligated pursuant to this Section 3.2 to provide access to any information that the Company reasonably and in good faith considers to be a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights.

(a) Commencing from the Series B Board Reduction Date (as defined in the Voting Agreement), the Company shall invite a representative designated by Prysm to attend all meetings of the Board of Directors in a nonvoting observer capacity (the “Prysm Observer”) and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if (i) access to such information or attendance at such meeting would be reasonably likely to adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, (ii) Prysm or its representative is a Competitor or (iii) Prysm or its representative is a Sanctioned Party.

(b) The Company shall invite two representatives designated by CSGC to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representatives shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representatives from any meeting or portion thereof if access to such information or attendance at such meeting would be reasonably likely to adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

(c) The Company shall invite a representative designated by Baillie Gifford to attend all meetings of the Board of Directors in a nonvoting observer capacity (together with the Prysm Observer, the “Investor Observers”) and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if (i) access to such information or attendance at such meeting would be reasonably likely to adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, (ii) Baillie Gifford or its representative is a Competitor, (iii) Baillie Gifford or its representative is a FOIA Party or (iv) Baillie Gifford or its representative is a Sanctioned Party.

3.4 Termination of Information and Observer Rights. The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect (a) immediately prior to the consummation of the IPO, (b) with respect to any Investor or Person that is or becomes a Sanctioned Party, for so long as such Investor or Person is a Sanctioned Party, (c) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (d) upon the closing of a Deemed Liquidation Event whichever occurs first. The covenants set forth in Section 3.3(a) shall terminate and be of no further force or effect upon the Series B Board Elimination Date (as defined in the Restated Certificate). The covenants set forth in Section 3.3(c) shall terminate and be of no further force or effect upon the date that Baillie Gifford no longer holds, in the aggregate, more than fifty percent (50%) of the Registrable Securities held as of the date of the date hereof (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof). The covenants set forth in Sections 3.3(a), 3.3(b) and 3.3(c) shall terminate and be of no further force or effect (i) immediately prior to the consummation of the IPO or (ii) upon the closing of a Deemed Liquidation Event, whichever event occurs first; provided that, with respect to clause (ii), the covenants set forth in Section 3.1 shall only terminate if the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities or if the Investors receive financial information from the acquiring company or other successor to the Company comparable to those set forth in Section 3.1.

3.5 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company and/or its subsidiaries (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s and/or its subsidiaries’ confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company and/or its subsidiaries; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser, other than a Competitor, of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that (x) such Person to whom disclosure is made is not a Competitor and (y) such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer.

(a) Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company and/or any of its subsidiaries proposes to offer or sell any New Securities, the Company shall, or shall cause its applicable subsidiary to, first offer such New Securities to each Major Investor and Key Holder. A Major Investor (or Key Holder, as applicable) shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor and/or its Affiliates (or Key Holder and/or its Affiliates, as applicable) (whether in the case of a Major Investor or a Key Holder, as applicable, collectively, “Investor Beneficial Owners” and each, an “Investor Beneficial Owner”); provided that each such Affiliate or Investor Beneficial Owner (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to purchase at least 30% of such number of New Securities as are allocable hereunder to the Major Investor (or Key Holder, as applicable) that apportioned his, her or its right of first offer to such Affiliate or Investor Beneficial Owner and (z) enters into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement, in each case, if not already a party thereto (provided that any Competitor or FOIA Party shall not be entitled to any rights as a Major Investor under Sections 3.1, 3.2 and 4.1 hereof), and provided that the Company shall not be obligated to offer or sell any New Securities to any person or entity that is a Sanctioned Party.

(b) The Company shall give notice (the “Offer Notice”) to each Major Investor and Key Holder, stating (i) its or its subsidiary’s bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it or its subsidiary proposes to offer such New Securities.

(c) By notification to the Company within fifteen (15) days after the Offer Notice is given, each Major Investor and Key Holder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor or Key Holder (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series B Preferred Stock and any other Derivative Securities then held by such Major Investor or Key Holder) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding). At the expiration of such fifteen (15) day period, the Company shall promptly notify each Major Investor and Key Holder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s and/or Key Holder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors and Key Holders were entitled to subscribe but that were not subscribed for by the Major Investors and Key Holders which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series B Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(c) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(d).

(d) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(c), the Company or its subsidiary (as applicable) may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(c), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company or its subsidiary (as applicable) does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within forty five (45) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors and Key Holders in accordance with this Section 4.1.

(e) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities; (ii) shares of Common Stock issued in the IPO; or (iii) the issuance of Series C Preferred Stock to Additional Purchasers pursuant to Section 1.3 of the Purchase Agreement.

(f) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 4.1, the Company may elect to give notice to the Major Investors and Key Holders within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor and Key Holder shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor or Key Holder, maintain such Major Investor’s or Key Holder’s (as applicable) percentage-ownership position, calculated as set forth in Section 4.1(c) before giving effect to the issuance of such New Securities. Notwithstanding anything in this Section 4.1(f) or otherwise to the contrary, should such Major Investor or Key Holder elect to purchase such New Securities, such Major Investor or Key Holder (as applicable) shall be entitled to retroactively receive the economics with respect to such New Securities accruing from and after the date of the initial issuance, and the Company will pay (subject to any appropriate withholding) the amount of any dividends, distributions and/or liquidation amounts that the Major Investor or Key Holder (as applicable) would have received (if any) had it exercised its right of first offer pursuant to this Section 4.1 in full on the date of such issuance, until the date that such Major Investor or Key Holder (as applicable) has actually received such New Securities.

(g) Notwithstanding any provision hereof to the contrary, if a Person other than the Company is issuing New Securities, the Company may cause each Major Investor and Key Holder to hold such New Securities indirectly through a security interest in the Company and such purchase shall be effected by way of a cash contribution by such Major Investor and Key Holder to the Company of the applicable purchase price contemplated above, and the Company shall immediately (i) use such contribution to purchase such number of New Securities as is elected by such Major Investor and Key Holder in accordance with this Section 4.1 and (ii) issue additional security interests of the Company to such Major Investor and Key Holder in respect thereof. The intent of this Section 4.1(g) is to provide such Major Investor and Key Holder the benefit of any economic rights in respect of any New Securities indirectly issued by way of the cash contributed to the Company by such Major Investor and Key Holder, including, without limitation, to the extent such economic rights result in dividends, distributions and/or liquidation amounts actually paid to holders of New Securities.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately prior to the consummation of the IPO, or (ii) upon the closing of a Deemed Liquidation Event in which the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities, or if the Investors receive participation rights from the acquiring company or other successor to the Company reasonably comparable to those set forth in this Section 4, whichever event occurs first.

5. Additional Covenants.

5.1 Insurance. The Company shall maintain from financially sound and reputable insurers Directors and Officers liability insurance, in an amount and on terms and conditions satisfactory to the Board of Directors, and will cause such insurance policies (or an equivalent or better renewal or replacement policy) to be maintained until such time as the Board of Directors (including, for as long as there is a Preferred Director, at least one (1) Preferred Director) determines that such insurance should be discontinued. Such insurance shall not be cancelable by the Company without prior approval by the Board of Directors.

5.2 Employee Agreements. Unless otherwise approved by the Board of Directors, including the approval of at least one (1) Preferred Director, the Company shall cause (a) each Person now or hereafter employed by it or by any of its subsidiaries (or engaged by the Company and/or any of its subsidiaries as an individual consultant/independent contractor who provides services to the Company, its subsidiaries or its affiliates as its primary occupation) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement, and (b) each Key Employee to enter into a noncompetition and nonsolicitation agreement designed with the advice of counsel. In addition, the Company shall not, nor shall it permit any of its subsidiaries to, enter into, amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements and/or any employment agreement or any restricted stock agreement between the Company and/or any of its subsidiaries and any Key Employee without the consent of the Board of Directors, including the approval of at least one (1) Preferred Director.

5.3 Employee Stock. Unless otherwise approved by the Board of Directors, including the approval of at least one (1) Preferred Director, the Company shall not, and shall not permit any of its subsidiaries to, offer or allow any acceleration of vesting of incentive awards representing 300,000 or more shares per grantee or related grantees.

5.4 Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement), the reasonable fees and disbursements, not to exceed $100,000, of one counsel for the Major Investors, in their capacities as stockholders, shall be borne and paid by the Company.

5.5 Board Matters. The Company shall reimburse each Investor Observer and the directors that are not employees of the Company or any of its subsidiaries for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. The Company shall consider causing the Board of Directors to establish and maintain an audit and compensation committee. In the event that the Board of Directors establishes committees of the Board of Directors, the Preferred Directors shall, collectively, be entitled to proportionate representation on such committees (and in no event less than one Preferred Director on each such committee for so long as there is at least one Preferred Director).

5.6 Successor Indemnification. If the Company or any of its successors or assignees transfers all or substantially all of its assets to any other Person or consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the transferees, successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

5.7 Matters Requiring Consent of Prysm Capital, LLC. Notwithstanding anything to the contrary in this Agreement or otherwise, for so long as any Registrable Securities (other than Key Holder Registrable Securities) are held by the Investors and for so long as Prysm holds at least 4,491,018 shares of Series B Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), the Company shall not enter into or otherwise permit any amendment or other modification to the Perpetual Preferred RRA entered into as of October 20, 2021 if such amendment or modification would adversely affect the rights of the holders of Registrable Securities (other than Key Holder Registrable Securities), without first obtaining the consent of Prysm Capital, LLC.

5.8 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the Preferred Directors nominated to serve on the Board of Directors by one (1) or more Investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one (1) or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Preferred Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Preferred Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Preferred Director to the extent legally permitted and as required by the Restated Certificate or the Company’s Bylaws (or any agreement between the Company and such Preferred Director), without regard to any rights such Preferred Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Preferred Director with respect to any claim for which such Preferred Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Preferred Director against the Company. The Preferred Directors and the Investor Indemnitors are intended third-party beneficiaries of this Section 5.8 and shall have the right, power and authority to enforce the provisions of this Section 5.8 as though they were a party to this Agreement.

5.9 Right to Conduct Activities. The Company hereby agrees and acknowledges that each of Prysm, CSGC and Baillie Gifford (together with their respective Affiliates and/or shareholders, an “Institutional Holder”) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s and its subsidiaries’ businesses (as currently conducted or as currently propose to be conducted). Nothing in this Agreement shall preclude or in any way restrict an Institutional Holder from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company and/or its subsidiaries; and the Company hereby agrees that, to the extent permitted under applicable law, an Institutional Holder shall not be liable to the Company or any other Person for any claim arising out of, or based upon, (a) the investment by an Institutional Holder in any Competitor or (b) actions taken by any partner, officer, employee or other representative of an Institutional Holder to assist any such Competitor, whether or not such action has a detrimental effect on the Company and/or its subsidiaries; provided, however, that an Institutional Holder shall not be permitted to be, or designate, a member of the board of directors of any such Competitor unless any director(s) of the Company designated by such Institutional Investor resign(s) from their positions on the Board of Directors or the board of directors of any of the Company’s subsidiaries; and further provided, however, that the foregoing shall not relieve (x) any Institutional Investor from liability associated with the unauthorized disclosure of the Company’s and/or its subsidiaries’ confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.10 Preferred Stock Tax Matters. For U.S. federal income and applicable state and local income tax purposes, the Investors and Company agree that (a) the Preferred Stock shall be treated as equity (and not indebtedness) and as participating in corporate growth to a significant extent and not as “preferred stock” (within the meaning of Treasury Regulations Section 1.305-5(a)), and (b) the holders of the Preferred Stock will not be deemed to receive a taxable dividend unless either (i) they actually receive cash or property treated as distributed by the Company out of current or accumulated earnings and profits; or (ii) holders of another class of equity receive cash or property treated as paid out of current or accumulated earnings and profits and the holders of the Preferred Stock receive stock or there is an adjustment to the conversion ratio of the Preferred Stock. The Investors and Company shall take all actions consistent with the foregoing tax treatment, including the filing of all applicable tax returns and in connection with any tax audit, investigation, examination or other proceeding. In the event that there is a distribution of cash or other property by the Company in respect of the Preferred Stock, the Company shall cooperate with the Investors to provide any tax information reasonably requested by them, including, but not limited to, calculations of current and accumulated earnings and profits for U.S. federal income tax purposes. Notwithstanding anything to the contrary in this Agreement, this Section 5.10 shall survive until the expiration of the applicable statute of limitations for assessment (plus any extensions) with respect to any applicable tax returns on which such intended tax treatment is reported or required to be reported.

5.11 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.6, 5.7 and 5.8, shall terminate and be of no further force or effect (a) immediately prior to the consummation of the IPO or (b) upon a Deemed Liquidation Event, whichever event occurs first. Notwithstanding the foregoing, the aforementioned covenants will be no further force or effect with respect to any obligation to an Investor that is or becomes a Sanctioned Party, for so long as such Holder is a Sanctioned Party.

6. Miscellaneous.

6.1 Successors and Assigns.

(a) The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one (1) or more of such Holder’s Immediate Family Members; or (iii) after such transfer, together with its Affiliates, would be a Major Investor; provided, however, that (A) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; (B) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11; and (C) such assignee is not a Sanctioned Party. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.

(b) Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any successor or permitted assignee of any Key Holder that is not a party to this Agreement, including any transferee who purchases or otherwise acquires a Key Holder’s Key Holder Registrable Securities, shall deliver to the Company, the Investors and the Key Holders, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

6.2 Governing Law. This Agreement and all claims and controversies arising out of or otherwise related to this Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware (including its statute of limitations), without regard to conflict of law principles or other rules that would result in the application of any law or statute of limitations other than the law and statute of limitations of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) General. All notices and other communications given or made pursuant to this Agreement shall be in writing (including electronic mail as permitted in this Agreement) and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; or (iii) upon delivery by a nationally recognized overnight courier, freight prepaid, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or as to the Company to the principal office of the Company and to the attention of the Chief Executive Officer, or in any case to such email address or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to 4 World Trade Center, 150 Greenwich Street, 45th Floor, New York, NY 10007, Attention: Kenneth A. Sicklick, Esq. and an e-mail shall be sent to legal@clearstreet.io, and if notice is given to Investors, a copy (which copy shall not constitute notice) shall also be given to such Investor’s counsel that appears with such Investor’s name on Schedule A hereto.

(b) Consent to Electronic Notice. Each party to this Agreement consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic mail pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such party’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic mail is returned or is undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party to this Agreement agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Amendments and Waivers.

(a) Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.11(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.11(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. For the avoidance of doubt, for purposes of this Section 6.6, Registrable Securities shall not include any shares held by a person or entity that is a Sanctioned Party.

(b) Notwithstanding anything in this Agreement to the contrary, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of (A) such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (B) the Series B Requisite Holders, if such amendment, modification, waiver or termination would adversely alter the rights, preferences, privileges or obligations of a holder or holders of Series B Preferred Stock, (C) Prysm, if such amendment, modification, termination, or waiver amends, modifies, waives or otherwise terminates any rights hereunder specific or providing a right to a Preferred Director or Prysm (including any definitions used herein and applicable thereto), (D) the Series C Requisite Holders (as defined in the Restated Certificate) if such amendment, modification, waiver or termination would adversely alter the rights, preferences, privileges or obligations of a holder or holders of Series C Preferred Stock in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of a holder or holders of Series B Preferred Stock hereunder (to the extent such holder or holders of Series B Preferred Stock hold the same rights), and (E) Baillie Gifford, if such amendment, modification, termination, or waiver amends, modifies, waives or otherwise terminates any rights hereunder specific or providing a right to Baillie Gifford (including any definitions used herein and applicable thereto), and (ii) Sections 3.1, 3.2, 4 and any other section of this Agreement applicable to the Major Investors (including this Section 6.6(b)) may be amended, modified, terminated or waived with only the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors. Further, this Agreement may not be amended, modified or terminated, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of the Investors hereunder (to the extent such Key Holders and Investors hold the same rights), without also the written consent of the holders of at least a majority of the Registrable Securities held by the Key Holders. Notwithstanding the foregoing, Schedule A or Schedule B, as the case may be, hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

(c) The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver.

(d) Any amendment, modification, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto or received notice thereof.

(e) No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one (1) or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Notwithstanding anything herein to the contrary, any provision hereof may be waived by any waiving party solely on such party’s own behalf, without the consent of any other party.

6.7 Severability; Interpretation. In case any one (1) or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law. For purposes of this Agreement, the term “subsidiary” shall be deemed to include each direct and indirect subsidiary of the Company. To the extent of any conflict between this Agreement and the Perpetual Preferred RRA with respect to the rights, obligations and limitations of the Series A Perpetual Preferred and Perpetual Preferred Holders set forth in the Perpetual Preferred RRA, the Perpetual Preferred RRA will control but solely with respect to the Series A Perpetual Preferred and Perpetual Preferred Holders and not, for the avoidance of doubt, the Investors, Key Holders or the Registrable Securities.

6.8 Aggregation of Stock; Apportionment. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series C Preferred Stock after the date hereof, pursuant to the Purchase Agreement, any purchaser of such shares of Series C Preferred Stock may become a party to this Agreement by executing and delivering a counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement; Circumvention. This Agreement (including any Schedules hereto) together with the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.12 WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

6.13 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

COMPANY: CLEAR STREET GROUP INC.

By:	/s/ Ed Tilly
Name:	Ed Tilly
Title:	President

KEY HOLDER: CLEAR STREET GLOBAL CORP.

By:	/s/ Uriel Cohen
Name:	Uriel Cohen
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

INVESTOR:

By:
Name:
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT